Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

BRAZIL POTASH CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares	457(c)	56,111,110(2)	$1.35(3)	$75,749,998.50	0.00015310	$11,597.32(4)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts							$11,597.32

	Total Fees Previously Paid							0

	Total Fee Offsets							—

	Net Fee Due							$11,597.32

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents up to 56,111,110 common shares (the “Common Shares”), no par value, of Brazil Potash Corp., a corporation incorporated in Ontario, Canada (the “Company”), including up to 55,555,555 Common Shares (assuming the shares to be issued are sold at a price of approximately $1.35 per share) that the Company may elect to issue and sell to Alumni Capital LP, a Delaware limited partnership (“Alumni” or the “Selling Shareholder”), from time to time under certain Any Market Purchase Agreement, dated May 1, 2025 (the “ELOC Purchase Agreement”), and subject to applicable stock exchange rules; and up to 555,555 Common Shares (assuming the shares to be issued are valued at a price of approximately $1.35 per share) to be issued to Alumni in consideration for Alumni’s execution, delivery and performance of the ELOC Purchase Agreement.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on May 23, 2025 ($1.35 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.